Exhibit 99.1

Key Energy Services, Inc.	May 13, 2020
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE
 Key Energy Services Reports First Quarter 2020 Earnings

HOUSTON, TX, May 13, 2020 - Key Energy Services, Inc. (“Key” or the “Company”) reported first quarter 2020 consolidated revenues of $75.3 million and a net income of $109.0 million, or $26.66 per basic share as compared to consolidated revenues of $85.1 million and a net loss of $30.2 million, or $(73.62) per share for the fourth quarter of 2019. Earnings per share amounts for the first quarter of 2020 include a gain of $170.6 million, or $41.7 per basic share, associated with the Company’s exchange of term loan indebtedness for equity securities, and account for the 13.4 million shares that were issued in connection with the restructuring of our debt on March 6, 2020.
The results for the first quarter of 2020 also include gains on sale of assets of $0.2 million, or $0.04 per basic share, the reversal of costs and expenses previously related to debt restructuring that are now included in the calculation of gain on refinancing of $7.3 million, or $1.79 per share, severance costs of $0.8 million, or $(0.20) per basic share and an asset impairment of $41.2 million or $(10.09) per basic share. Excluding these items, the Company reported a net loss of $21.8 million, or $5.33 per basic share for the first quarter of 2020. The results for the fourth quarter of 2019 include a gain of $2.8 million, or $6.92 per share, associated with reversal of certain equity awards, gains on sale of assets of $2.1 million, or $5.09 per share, professional fees related to debt restructuring of $4.0 million, or $9.86 per share, and severance costs of $4.6 million, or $11.22 per share. Excluding these items, the Company reported a net loss of $26.5 million, or $(64.55) per share for the fourth quarter of 2019. The results for the fourth quarter of 2019 also include a charge of $5.0 million, or $12.30 per share, associated with ongoing litigation.

Overview and Outlook
Key’s President and Chief Executive Officer, Marshall Dodson, stated, “We are pleased to have completed our previously announced restructuring in the first quarter. This restructuring has positioned Key with $25.6 million in cash as of the end of March and substantially reduced our debt and cash debt service needs with the ability to pay interest under the term loan in kind.”
Dodson continued, “We began to feel the impact of the fall in oil prices in March as many of our customers began to reduce activity and to seek reduced pricing for our services. March rig hours, which typically improve 10% to 15% over the first two months of

May13, 2020

the quarter, were flat, leading to an overall decline in rig hours in the first quarter of 2020 of 11.7% as compared to the fourth quarter of 2019. Activity slowed through April, as customers continued to react to lower oil prices and their inability to sell their oil by reducing or ceasing completion and maintenance activities. In the first quarter of 2020, we averaged 117 well service rigs working, as compared to 133 in the fourth quarter of 2019 and have averaged approximately 61 well service rigs working in April.”
Dodson stated “We have taken aggressive actions to reduce our cost structure. Since mid-March, we have eliminated over 500 positions, a nearly 30% reduction in the total number of employees, with our G&A headcount down over 30%. We have also reduced wages and implemented furloughs, which has resulted in an average 12% reduction in wages across our workforce. On top of wage reductions, hours have been cut back and job bonuses have been reduced or eliminated. We also suspended matching under our 401(k) program. Our Board of Directors has also taken lower compensation, with individual director compensation down nearly 30% year on year, and I and our executive team have also taken pay reductions. In G&A, we have also been working to reduce non-personnel related costs, and when all of the changes are fully implemented, we expect our G&A expense run rate to be between $11 million and $12 million a quarter for the back half of 2020 as compared to a $17 million run rate in the first quarter of 2020 and the roughly $20 million a quarter run rate for most of 2019. We are also changing processes to lower our direct costs besides labor, such as R&M, and are partnering with several customers on new ways to approach our operations that can result in cost reductions for both Key and our customers”.
“Today, we have limited visibility into when our customers will resume their production maintenance activities, but believe that as oil supply adjusts to demand and our customers begin to bring wells back on line, we will see some recovery in activity as maintenance work is resumed to stem further production declines. Additionally, we are ready to assist our customers if additional work is required to repair wells and artificial lift systems as a result of the wells being shut in.”

May13, 2020

Financial Overview
The following table sets forth summary data for the first of quarter 2020 and prior comparable quarterly periods (in millions, except per share amounts, unaudited):

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Revenues	$75.3	$85.1	$109.3
Net income (loss)	109.0	(30.2)	(23.4)
Basic income (loss) per share	26.66	(73.62)	(57.59)
Diluted income (loss) per share	11.82	(73.62)	(57.59)
Adjusted EBITDA (1)	(2.6)	(3.0)	0.9
(1) Adjusted EBITDA is a non-GAAP measure. Please see “Non-GAAP Financial Measure” below for a definition of Adjusted EBITDA and a reconciliation to the GAAP measure net loss.

First quarter 2020 Rig Services revenues were $47.9 million as compared to fourth quarter 2019 revenues of $53.2 million, with first quarter 2020 rig hours of approximately 101,000 hours, down approximately 12% from the fourth quarter of 2019. Completion hours fell 1% to comprise 14% of our first quarter rig activity as compared to 13% in the fourth quarter. The segment generated income before income taxes of $3.3 million (6.9% of revenues) and Adjusted EBITDA of $7.2 million (15.1% of revenue) in the first quarter of 2020 as compared to income before income taxes of $2.7 million (5.2% of revenues) and Adjusted EBITDA of $8.5 million (16.0% of revenue) in the fourth quarter of 2019. Lower activity due to weather and customer actions during the first quarter impacted margins, while lower depreciation expense benefited income before income taxes.
First quarter 2020 Fluid Management Services revenues were $13.0 million as compared to the fourth quarter 2019 revenues of $15.2 million. Truck hours fell 12,000 hours from the fourth quarter of 2020 to 104,900 hours in the first quarter of 2020. The segment generated a loss before income taxes of $23.9 million ((184.1)% of revenue) and Adjusted EBITDA of $1.3 million (9.8% of revenue) in the first quarter of 2020 as compared to income before income taxes of $0.5 million (3.5% of revenue) and Adjusted EBITDA of $2.2 million (14.5% of revenue) in the fourth quarter of 2019. The quarter on quarter decline was due to weather and lower activity, primarily in the Gulf Coast. Loss before income taxes in the first quarter of 2020 also includes a charge of $23.7 million to adjust the carrying values of our assets to fair value.

May13, 2020

First quarter 2020 Fishing & Rental Services revenues were $9.6 million as compared to fourth quarter 2019 revenues of $11.0 million. The segment generated loss before income taxes of $19.8 million ((205.9)% of revenue) and Adjusted EBITDA of $0.6 million (6.6% of revenue) in the first quarter of 2020 as compared to loss before income taxes of $2.8 million ((25.7)% of revenue) and Adjusted EBITDA of $1.4 million (12.7% of revenue) in the fourth quarter of 2019. Loss before income taxes in the first quarter of 2020 declined as compared to the fourth quarter of 2019 due to impairment of assets while Adjusted EBITDA declined due to lower activity. Loss before income taxes in the first quarter of 2020 also includes a charge of $17.6 million to adjust the carrying values of our assets to fair value.
First quarter 2020 Coiled Tubing Services revenues were $4.8 million as compared to fourth quarter 2019 revenues of $5.8 million. Utilization of large diameter coiled tubing units averaged 1.4 units during the first quarter of 2020 as compared to 0.9 with completion activity during the fourth quarter of 2019, which slowed in March due to lower demand and the impact of the novel coronavirus (COVID-19) in certain markets. Pricing for Coiled Tubing Services declined 15% in the first quarter of 2020 as compared to the fourth quarter of 2019. The segment loss before income taxes of $1.0 million ((20.0)% of revenue) and Adjusted EBITDA of $0.3 million (5.7% of revenue) in the first quarter of 2020 as compared to income before  income taxes of $1.3 million (21.9% of revenue) and Adjusted EBITDA of $0.8 million (13.1% of revenue) in the fourth quarter of 2019. Income before income taxes declined due to a gain on asset sales in the fourth quarter of 2019 and lower pricing, which also resulted in lower Adjusted EBITDA in the first quarter of 2020.
General and Administrative Expenses
General and Administrative (G&A) expenses were $15.3 million for the first quarter of 2020 compared to $25.3 million in the prior quarter. First quarter 2020 G&A expenses include $2.3 million of costs associated with the Company’s restructuring, a credit of $4.3 million related to a restructuring related concession in an accrued professional fee and $0.7 million in severance costs. Fourth quarter 2019 G&A expenses included a $2.7 million gain due to the forfeiture of certain equity awards, $3.5 million in severance costs, $4.0 million in fees and expenses associated with the Company’s restructuring, and a charge of $5.0 million associated with ongoing litigation. Excluding these items, G&A expense was $16.6 million in the first quarter of 2020 as compared to $15.5 million in the fourth quarter of 2019, and were higher in the first quarter of 2020 largely due to the impact of unemployment taxes and higher 401(k) matching and the timing of certain costs. The Company suspended Company matching of 401(k) contributions in the second quarter of 2020.

May13, 2020

Liquidity
As of March 31, 2020, Key had total liquidity of $35.7 million, consisting of $25.6 million in unrestricted cash and $10.2 million of borrowing capacity under the ABL Credit Agreement. As of April 30, 2020, Key had total liquidity of $36.2 million, consisting of $26.1 million in unrestricted cash and $10.1 million of borrowing capacity at that time under the ABL Credit Agreement. Capital expenditures for the first quarter of 2020 were $0.7 million with $1.8 million in asset sale proceeds for the same period.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its first quarter 2020 financial results on Thursday, May 14, 2020 at 10:00 a.m. CDT. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 352-204-8973. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 3515829. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”
A telephonic replay of the conference call will be available on Thursday, May 14, 2020, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call 855-859-2056 or 404-537-3406. The access code for the replay is 3515829. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.

May13, 2020

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
REVENUES	$75,308	$85,115	$109,273
COSTS AND EXPENSES:
Direct operating expenses	61,661	66,748	88,194
Depreciation and amortization expense	10,226	13,827	14,296
General and administrative expenses	15,253	25,295	22,095
Impairment expense	41,242	—	—
Operating loss	(53,074)	(20,755)	(15,312)
Gain on debt restructuring	(170,648)	—	—
Interest expense, net of amounts capitalized	8,221	9,359	9,233
Other income, net	(385)	(284)	(1,142)
Income (loss) before income taxes	109,738	(29,830)	(23,403)
Income tax expense	(744)	(355)	(38)
NET INCOME (LOSS)	$108,994	$(30,185)	$(23,441)
Income (loss) per share:
Basic	$26.66	$(73.62)	$(57.59)
Diluted	$11.82	$(73.62)	$(57.59)
Weighted average shares outstanding:
Basic	4,089	410	407
Diluted	9,218	410	407

May13, 2020

Segment Revenue and Income Before Income Taxes (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Revenues
Rig Services	$47,909	$53,157	$65,026
Fishing & Rental Services	9,592	10,977	14,587
Coiled Tubing Services	4,837	5,830	10,673
Fluid Management Services	12,970	15,151	18,987
Consolidated Total	$75,308	$85,115	$109,273

Income (Loss) Before Income Taxes
Rig Services	$3,305	$2,747	$4,469
Fishing & Rental Services	(19,750)	(2,826)	(1,124)
Coiled Tubing Services	(969)	1,279	(2,153)
Fluid Management Services	(23,873)	523	106
Functional Support	151,025	(31,553)	(24,701)
Consolidated Total	$109,738	$(29,830)	$(23,403)

Income (Loss) Before Income Taxes % of Revenues
Rig Services	6.9%	5.2%	6.9%
Fishing & Rental Services	(205.9)%	(25.7)%	(7.7)%
Coiled Tubing Services	(20.0)%	21.9%	(20.2)%
Fluid Management Services	(184.1)%	3.5%	0.6%
Consolidated Total	145.7%	(35.0)%	(21.4)%

May13, 2020

Non-GAAP Financial Measures
Following is a reconciliation of net income (loss) as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA (non-GAAP).
Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Income (loss) before income taxes	$109,738	$(29,830)	$(23,403)
% of revenues	145.7%	(35.0)%	(21.4)%
Interest expense, net of amounts capitalized	8,221	9,359	9,233
Interest income	(57)	(84)	(323)
Depreciation and amortization	10,226	13,827	14,296
EBITDA	$128,128	$(6,728)	$(197)
% of revenues	170.1%	(7.9)%	(0.2)%

Stock-based compensation	(63)	(2,836)	732
(Reversal of) debt restructuring expenses	(7,334)	4,040
Asset impairments	41,242	—	—
(Gain) loss on sales of assets	(165)	(2,086)	363
Gain on debt restructuring	(170,648)	—	—
Severance costs	805	4,601	—
Directors and officers insurance run-off	5,391	—	—
Adjusted EBITDA	$(2,644)	$(3,009)	$898
% of revenues	(3.5)%	(3.5)%	0.8%

Revenues	$75,308	$85,115	$109,273

May13, 2020

	Three Months Ended March 31, 2020
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services		Functional Support
Income (loss) before income taxes	$3,305	$(19,750)	$(969)	$(23,873)		$151,025
% of revenues	6.9%	(205.9)%	(20.0)%	(184.1)%	—%	—%
Interest expense, net of amounts capitalized	32	6	13	12		8,158
Interest income	—	—	—	—		(57)
Depreciation and amortization	4,029	2,833	1,174	1,511		679
EBITDA	$7,366	$(16,911)	$218	$(22,350)		$159,805
% of revenues	15.4%	(176.3)%	4.5%	(172.3)%		—%

Stock-based compensation	21	—	6	6		(96)
Reversal of restructuring expense	—	—	—	—		(7,334)
Asset retirements and impairments	—	17,551	—	23,691		—
(Gain) loss on sales of assets	(139)	(6)	50	(70)		—
Gain on debt restructuring	—	—	—	—		(170,648)
Severance costs	—	—	—	—		805
Directors and officers insurance run-off	—	—	—	—		5,391
Adjusted EBITDA	$7,248	$634	$274	$1,277		$(12,077)
% of revenues	15.1%	6.6%	5.7%	9.8%		—%

Revenues	$47,909	$9,592	$4,837	$12,970		$—

May13, 2020

	Three Months Ended December 31, 2019
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services		Functional Support
Income (loss) before income taxes	$2,747	$(2,826)	$1,279	$523		$(31,553)
% of revenues	5.2%	(25.7)%	21.9%	3.5%	—%	—%
Interest expense, net of amounts capitalized	36	7	12	12		9,292
Interest income	—	—	—	—		(84)
Depreciation and amortization	5,618	3,719	1,353	1,939		1,198
EBITDA	$8,401	$900	$2,644	$2,474		$(21,147)
% of revenues	15.8%	8.2%	45.4%	16.3%		—%

Stock-based compensation	(369)	(150)	(296)	7		(2,028)
(Gain) loss on sales of assets	(370)	527	(1,954)	(481)		192
Debt restructuring expenses	40	8	8	13		3,971
Severance costs	794	107	364	185		3,151
Adjusted EBITDA	$8,496	$1,392	$766	$2,198		$(15,861)
% of revenues	16.0%	12.7%	13.1%	14.5%		—%

Revenues	$53,157	$10,977	$5,830	$15,151		$—

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, stock-based compensation and certain non-recurring transaction or other costs (such as the gain on debt restructuring).
EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

May13, 2020

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.
EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered an alternative to net income (loss) and segment income (loss) before income taxes or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and segment income (loss) before income taxes and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s credit facilities, and therefore should not be relied upon for assessing compliance with covenants.

May13, 2020

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions or estimates and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements and the assumptions on which they are based could prove incorrect. In evaluating forward-looking statements, you should carefully consider the information in this disclaimer as well as the risks outlined in “Part I, Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other reports Key files with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 to be filed on May 15, 2020.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release, except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: Key’s ability to continue as a going concern; public health crises, such as the COVID-19 pandemic, and any related actions taken by businesses and governments; adverse conditions in the services and oil and natural gas industries, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; Key’s ability to satisfy its cash and liquidity needs, including its ability to generate sufficient liquidity or cash flow from operations or to obtain adequate financing to fund its operations or otherwise meet its obligations as they come due; Key’s ability to retain employees, customers or suppliers as a result of its financial condition generally or as a result of its recent restructuring; Key’s inability to achieve the potential benefits of the restructuring; Key’s ability to achieve the benefits of cost-cutting initiatives, including its plan to optimize its geographic footprint, including exiting certain locations and reducing its regional and corporate overhead costs; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; the adverse impact of litigation and disputes; and other factors affecting Key’s business described in “Part I, Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, in “Part II, Item 1A. Risk Factors in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other reports Key files with the Securities and Exchange Commission. As noted in Key’s financial statements for the quarter ended March 31, 2020, pursuant to accounting principles generally accepted in the United States, these conditions raise substantial doubt about Key's ability to continue as a going concern within the 12 months post issuance of the consolidated financial statements. For more information, please read Key’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, to be filed on May 15, 2020. The unprecedented nature of the COVID-19 pandemic and recent market decline may make it more difficult to identify potential risks, give rise to risks that are currently unknown, or amplify the impact of known risks.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.